UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2025

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin		54220
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (920) 892-9340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	OESX	The Nasdaq Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Finalization of Replacement of Michael H. Jenkins as Chief Executive Officer

Orion Energy Systems, Inc. (the “Company”) previously announced on April 14, 2025 that Michael H. Jenkins, the Company’s Chief Executive Officer, had been replaced as Chief Executive Officer of the Company effective as of April 14, 2025 (the “Termination Date”). Mr. Jenkins had served as the Company’s Chief Executive Officer and a member of the Company’s board of directors since November 2022.

In connection with Mr. Jenkins’ replacement as Chief Executive Officer, the Company and Mr. Jenkins entered into a Mutual Termination and Severance Agreement and Complete and Permanent Mutual Release of All Claims (the “Severance Agreement”) as of May 5, 2025, but effective as of the Termination Date. Pursuant to the Severance Agreement, Mr. Jenkins also resigned as a member of the Company’s board of directors and the Company agreed to provide certain severance payments and benefits required to be provided to Mr. Jenkins pursuant to the terms of his Amended Executive Employment and Severance Agreement, dated November 10, 2022, with the Company (“Employment Agreement”), including a severance payment in the total amount of $633,421, which is equal to (i) Mr. Jenkins’ current base salary of $382,500, multiplied by 1.5, plus (ii) the average of Mr. Jenkins’ fiscal 2023, 2024 and 2025 annual bonus amounts of $15,000, multiplied by 1.5, and plus (iii) Mr. Jenkins’ fiscal 2026 annual target bonus of one-hundred percent (100%) of his annual base salary of $382,500 multiplied by a fraction, the numerator of which is the number of days that have elapsed during Company’s current fiscal 2026 through the Termination Date (14) and the denominator of which is 365, less applicable taxes and other withholdings. This severance payment will be payable to Mr. Jenkins ratably over the 18-month period following the Termination Date. The Company will also pay Mr. Jenkins his accrued salary and benefits through the Termination Date and pay the employer’s portion of the premiums for Mr. Jenkins’ 18-month COBRA continuation coverage after the Termination Date. Mr. Jenkins’ departure from the board of directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In addition, the Severance Agreement provides that all of Mr. Jenkin’s time-based restricted stock awards that have not vested as of the Effective Date, but that would have otherwise vested within the next 24 months thereafter, will be deemed fully vested upon the Termination Date. That amount totals 321,811 shares. Mr. Jenkins’ performance share awards, performance cash awards and restricted cash awards that have not vested as of the Termination Date are forfeited and cancelled.

In consideration of the foregoing severance payments and benefits, Mr. Jenkins agreed to a general release of claims against the Company and any of its subsidiaries and affiliates, and its past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders. Mr. Jenkins has also reaffirmed the application of certain covenants contained in his Employment Agreement, including nondisclosure and confidentiality covenants and covenants not to compete or solicit customers or employees.

***

The foregoing descriptions of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Mutual Termination and Severance Agreement and Complete and Permanent Mutual Release of All Claims, dated as of May 5, 2025, but effective as of April 14, 2025, by and between Orion Energy Systems, Inc. and Michael H. Jenkins.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: May 5, 2025	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer

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